Exhibit 99.1

Charlotte’s Web Reports 2023 Second Quarter

Financial Results

Encouraging CBD regulatory progress in Congress

Net revenue of $16.0M vs. $18.9M YoY

Cash increased to $61.7M

Louisville, CO August 10, 2023 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for the second quarter ended June 30, 2023.

Regulatory Update

During the second quarter, the U.S. Food and Drug Administration (“FDA”) committed to “work at speed” with Congress to resolve a regulatory pathway for hemp-derived CBD. Recent progress has been encouraging surrounding The Hemp Derived Consumer Protection and Market Stabilization Act of 2023, (bill H.R. 1629) which aims to regulate hemp extract products under the dietary supplement regulatory framework. Charlotte’s Web and industry peers have compiled and shared safety and toxicology data with Congress to address concerns raised by the FDA.  On July 27th, the U.S. House Oversight and Accountability Subcommittee on Health Care and Financial Services held a hearing on the FDA’s failure to regulate hemp-derived CBD products since the passing of the 2018 Farm Bill. An RFI (Request for Information) was made public immediately after the hearing by the Energy and Commerce Committee, with a deadline of August 18th for the CBD industry participants to engage and support the future regulatory landscape of the category. Charlotte’s Web is actively supporting work towards an aligned industry voice coming back to Congress.

“Executing on one of our stated strategic pillars, ‘Winning in Washington DC’, Charlotte’s Web is pleased to be a part of the influential collaboration among consumers and industry stakeholders under a united strategy that is proactively engaged with Congress to support the regulation of hemp CBD as a dietary supplement,” said Jared Stanley, Chief Operating Officer. “Additionally, in July, Coalition for Access Now (“CAN”), a 501-c4 political non-profit organization, founded and led by Paige Figi, announced a partnership with the U.S. Pain Foundation, to further advocate for the passage of CBD products to be regulated as a dietary supplement. CAN also has other influential groups such as the American Legion, the nation's largest veteran organization, that has expressed support for CAN’s efforts. These partnerships acknowledge the benefits of CBD and the urgency for Congress to pass legislation to ensure consumer access to safe and accurately labeled products for the millions of Americans who use CBD daily.”

Business Review

Charlotte’s Web progressed on its stated strategic pillars: winning in Washington DC, returning to growth, and expanding into botanical wellness.

“Executing on our strategic pillar for growth, in the second quarter, we launched ReCreate™ by Charlotte’s Web, a new broad-spectrum CBD brand focused on cultural lifestyles for Millennials and GenZers who make up approximately half of the multi-billion-dollar CBD market1,” said Jacques Tortoroli, Chief Executive Officer of Charlotte’s Web. “These groups are anticipated to become the largest consumer group by 20262 and often view sports and fitness as a form of self-care.”

ReCreate is NSF Certified for Sport® and is the official CBD of Major League Baseball© (“MLB”) and Angel City Football Club. In July, the Company further cemented its leading position in professional sports by becoming the official CBD partner of the Premier Lacrosse League. Professional sports leagues raise brand awareness and relevance to their audiences, fans, players, and teams, which are ReCreate’s target consumers.

“This exposure is particularly important for our e-commerce channel where increased traffic and sessions to www.CharlottesWeb.com and www.ReCreateYou.com are our highest priorities,” explained Mr. Tortoroli. “ReCreate products are available on our webstore, and we are launching the portfolio across select retail customers later this year, including Vitamin Shoppe, Fresh Thyme, and Stark International among others - with more to come over time.”

To drive future growth in the retail channel, Charlotte’s Web achieved category-leading All Commodity Volume (ACV) distribution gains within the Natural Products Retail channel over the first six months of 2023. In the U.S., Charlotte’s Web holds the number one market share position in overall retail and e-commerce channels per Nielsen Company (US), LLC, SPINS, LLC/IRI, and The Brightfield Group. In May 2023, the Company’s distribution was further expanded in pet retail through a new partnership with Phillips Pet Food & Supplies, America’s largest distributor in the pet specialty retail channel, covering more than 6,000 retailers, representing more than 14,000 retail locations.

“We have a robust pipeline of innovation-to-market products that respond to consumer needs with new formulations, formats, and packaging, leveraging our intellectual property and leading science in minor cannabinoids and botanical wellness. We launched ReCreate gummies on July 11th on our new website www.ReCreateYou.com, which directly integrates into our current e-commerce platform,” said Mr. Tortoroli.

“Lastly, in May, we began an initiative to insource the production of topical products, leveraging our Louisville facility and Operations team, while driving down costs.”

Charlotte’s Web also progressed on its third strategic pillar, expanding into broader Botanical Wellness. On April 6, 2023, Charlotte’s Web announced (Press Release) the formation of DeFloria LLC, with a subsidiary of British American Tobacco PLC (LSE: BATS and NYSE: BTI), and AJNA BioSciences PBC, a botanical drug development company. DeFloria was established to pursue a botanical IND through the FDA drug development pathway for a botanical drug to target a neurological condition. In August, DeFloria received Ethics Committee approval to commence a phase 1 clinical trial in Australia.

“We continue to believe we are deploying the right strategies and are confident in our long-term growth outlook; however, we have not yet returned to revenue growth year-over-year, although B2B was essentially flat year-over-year in Q2. We maintain our market leading position which speaks to the overall CBD sector remaining challenged,” added Mr. Tortoroli.

Financial Review

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, June 30,
U.S. $ millions, except per share data	2023	2022

Revenue	$16.0	$18.9
Cost of goods sold	7.1	9.6
Gross profit	8.9	9.3

Selling, general and administrative expenses	19.6	17.3
Operating loss	(10.7)	(7.9)

Gain on investment in unconsolidated entity	10.7	-
Change in fair value of financial instruments and other	4.2	-
Other income, net	(1.4)	0.1
Net income (loss)	$2.8	$(7.9)
Net income (loss) per common share, basic and diluted	$0.02	$(0.05)

Consolidated net revenue for the second quarter ended June 30, 2023, was $16.0 million, a decrease from $18.9 million in the second quarter of 2022. The Company believes that continued positive legislative progress in Washington DC for the regulation of CBD will increase consumer interest and confidence as well as unlock incremental customer opportunities.

Gross profit was $8.9 million, or 55.7% of revenue, as compared to gross profit of $9.3 million, or 49.4% of revenue, in the second quarter of 2022. The improvement was primarily due to higher inventory provisions recorded in Q2 2022.

	Three Months Ended
	June 30,
	2023	2022
Total Revenue - U.S. $ millions	$16.0	$18.9
Direct-to-consumer ("DTC”)	$10.7	$13.3
Business-to-business ("B2B”)	$5.3	$5.6

Direct-to-consumer (“DTC”) net revenue through the Company’s webstore was $10.7 million, as compared to $13.3 million in Q2 2022. E-commerce sales were negatively impacted by aggressive competitive online pricing and lower traffic to the Company’s webstore. Charlotte’s Web holds the number one market share position across e-commerce, which is the largest purchase channel for CBD according to the Brightfield Group. The Company continues to invest in this significant category, including a new platform to improve the consumer experience.

Business-to-business (“B2B”) retail net revenue was $5.3 million, as compared to $5.6 million in Q2 2022. Lower unit sales to existing retail customers were substantially offset by retail distribution gains achieved in the first six months of 2023.

SG&A Expenses

Total selling, general and administrative (“SG&A”) expenses in the quarter were $19.6 million, a 13.7% increase from $17.3 million in Q2 2022. The increase reflects the timing of marketing expenses and includes the amortization of the MLB license and media rights assets of $2.1 million, which were not present in the comparable period. Excluding amortization, SG&A increased 1.7% year-over-year. SG&A expenses in the six months ended June 30th were comparable at approximately $37.1 million in 2023 and $37.6 million in 2022, although the prior year period did not include expenses related to the MLB partnership.

Net Income and Adjusted EBITDA

Net income benefited from non-cash gains during the quarter, including a $4.2 million gain in fair value of the Company’s derivative instruments, and a $10.7 million gain on a non-cash investment in DeFloria. These gains offset the operating loss and interest expense, resulting in net income of $2.8 million, or $0.02 per share basic and diluted, for the second quarter of 2023. This was an improvement versus a net loss of $7.9 million, or ($0.05) per share basic and diluted, in Q2 2022.

Adjusted EBITDA3 loss for the second quarter of 2023 was $7.1 million, compared to an Adjusted EBITDA loss of $5.4 million in the second quarter of 2022.

Balance Sheet and Cash Flow

Net cash provided from operations, for the three months ended June 30, 2023, was $1.0 million as compared to $0.3 million in Q2 2022. Additionally, the second quarter of 2023 included a rights fee payment to MLB, which did not occur in the prior year period.

“We reported positive cash flow in the second quarter, including collecting our $4.2 million IRS Employee Retention Credit as well as prudent expense management, partially offset by MLB quarterly Rights payment of $2.0 million,” said Jessica Saxton, Chief Financial Officer of Charlotte’s Web. “Our cash balance increased to $61.7 million at quarter end, providing ample working capital to support continued execution of our strategy."

Net cash used in the six months ended June 30th was $5.2 million and $4.3 million in 2023 and 2022, respectively. In the current year, collection of the $4.2 million Employee Retention Credit was offset by MLB Rights payments of $4.0 million. Last year’s cashflow included $3.2 million in IRS tax refunds.

The Company’s cash and working capital as of June 30, 2023, were $61.7 million and $72.3 million respectively, compared to $67.0 million and $82.3 million on December 31, 2022, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the three months ended June 30, 2023, and 2022 and related management’s discussion and analysis of financial condition and results of operations (“MD&A”) are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR at www.sedar.com and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2023 second quarter at 11:00 a.m. ET on August 10, 2023. There are three ways to join the call:

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/3JQUm05 to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call and provide confirmation number 98335923, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through August 17, 2023. To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 335923#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

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About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products under a family of brands that includes Charlotte's Web™, ReCreate™, CBD Medic™, and CBD Clinic™. Charlotte’s Web whole-plant CBD extracts come in full-spectrum and broad-spectrum options, including ReCreate™ by Charlotte’s Web, broad-spectrum CBD certified NSF for Sport®. ReCreate is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, calming, exercise recovery, immunity), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and health care practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. As of June 30, 2023, Charlotte's Web had 152,825,118 Common Shares outstanding.

Forward-Looking Information

In the interest of providing the shareholders and potential investors of Charlotte's Web Holdings, Inc. with information about the Company, certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Although these forward-looking statements are based on assumptions the Company considers to be reasonable based on the information available on the date such statements are made, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate.

Specifically, this press release contains forward-looking statements relating to, but not limited to: activities relating to, and sponsorship of, legislation to advance regulatory framework; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the conversion of the convertible debenture held by BAT; sales volume, product, channel and international expansion plans; growth of the Company’s market share position; the impact of the Company’s partnership with the MLB on the health and wellness of its players and fans; the impact of the Company’s new distribution partners on sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; anticipated new marketing partners; the impact of certain activities on the Company's business and financial condition; suggested regulatory developments; and the Company's anticipated trajectory, long-term growth expectations and shareholder value creation.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to, the following: the regulatory climate in which the Company currently operates and may in the future operate; successful sales of the Company's products; the success of sales and marketing activities; there will be no significant delays in the development and commercialization of the Company's products, including in relation to supply chain disruptions; outcomes from R&D activities; ability for the Company to leverage R&D and brand recognition for product sales; the Company's ability to deal with adverse growing conditions (due to pests, disease, fungus, climate or other factors) in a timely and cost-effective manner; there will be no significant reduction in the availability of qualified and cost-effective human resources; new products will continue to be added to the Company's portfolio; demand for the Company's products will grow in the foreseeable future; there will be no significant barriers to the acceptance of the Company's products in the market, including in international markets; the Company will be able to maintain compliance with applicable contractual and regulatory obligations and requirements; there will be adequate liquidity available to the Company to carry out its operations and business plans; the Company will have sufficient capital to pursue its sales volume, product, channel and international expansion; and products do not develop that would render the Company's current and future product offerings undesirable and the Company is otherwise able to minimize the impact of competition and keep pace with changing consumer preferences.

The Company's forward-looking statements are subject to risks and uncertainties pertaining to, among other things, supply chain, distribution chain, and to the broader market for the Company's products; revenue fluctuations; nature of government regulations (both domestic and foreign); economic conditions; loss of key customers; retention and availability of executive talent; competing products; common share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; international and political considerations; regulatory changes; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.com. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Except as required by applicable law, the Company assumes no obligation to publicly update or revise any forward-looking statements made, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) The Brightfield Group, August 2023

(2) Accenture: "The Future of Business is Experience: Accenture Strategy Global Consumer Pulse Research”, and Insider Intelligence

(3) Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact:

Jessica Saxton

Chief Financial Officer

(720) 388-6505

Jessica.Saxton@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2023 (unaudited)	2022
ASSETS
Current assets:
Cash and cash equivalents	$61,728	$66,963
Accounts receivable, net	2,479	1,847
Inventories, net	23,755	26,953
Prepaid expenses and other current assets	6,900	7,998
Total current assets	94,862	103,761
Property and equipment, net	26,608	29,330
License and media rights	22,968	26,871
Operating lease right-of-use assets, net	15,543	16,519
Investment in unconsolidated entity	10,700	—
SBH purchase option and other derivative assets	2,893	3,620
Intangible assets, net	1,500	1,771
Other long-term assets	1,515	5,770
Total assets	$176,589	$187,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,193	$4,018
License and media rights payable - current	8,833	7,759
Accrued and other current liabilities	8,336	7,344
Lease obligations - current	2,247	2,306
Total current liabilities	22,609	21,427
Convertible debenture	40,307	37,421
Lease obligations	16,529	17,905
License and media rights payable	15,869	20,383
Derivatives and other long-term liabilities	2,914	13,001
Total liabilities	98,228	110,137
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of June 30, 2023 and December 31, 2022, respectively; 152,825,118 and 152,135,026 shares issued and outstanding as of June 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	326,355	325,431
Accumulated deficit	(247,995)	(247,927)
Total shareholders’ equity	78,361	77,505
Total liabilities and shareholders’ equity	$176,589	$187,642

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2023	2022	2023	2022

Revenue	$16,006	$18,877	$33,016	$38,234
Cost of goods sold	7,088	9,556	14,181	17,199
Gross profit	8,918	9,321	18,835	21,035

Selling, general and administrative	19,627	17,259	37,140	37,614
Operating loss	(10,709)	(7,938)	(18,305)	(16,579)

Gain on investment in unconsolidated entity	10,700	—	10,700	—
Change in fair value of financial instruments and other	4,229	—	9,612	100
Other income (expense), net	(1,376)	68	(2,074)	(17)
Income (loss) before provision for income taxes	2,844	(7,870)	(67)	(16,496)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$2,844	$(7,870)	$(67)	$(16,496)

Per common share amounts
Net income (loss) per common share, basic	$0.02	$(0.05)	$—	$(0.11)
Net income (loss) per common share, diluted	$0.02	$(0.05)	$—	$(0.11)

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

(unaudited)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholding	297,888	—	(69)	—	(69)
Share-based compensation	—	—	375	—	375
Net income (loss)		—		(2,912)	(2,912)
Balance - March 31, 2023	152,432,914	$1	$325,737	$(250,839)	$74,899
Common shares issued upon vesting of restricted share units, net of withholding	392,204	—	(6)	—	(6)
Share-based compensation	—	—	624	—	624
Net income (loss)	—	—	—	2,844	2,844
Balance - June 30, 2023	152,825,118	$1	$326,355	$(247,995)	$78,361
	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2021	144,659,964	$1	$319,059	$(188,614)	$130,446
Common shares issued upon vesting of restricted share units, net of withholding	77,193	—	(45)	—	(45)
Harmony Hemp contingent equity compensation	169,045	—	165	—	165
ATM program issuance costs	239,500	—	(2)	—	(2)
Share-based compensation	—	—	1,214	—	1,214
Net income (loss)	—	—	—	(8,626)	(8,626)
Balance - March 31, 2022	145,145,702	$1	$320,391	$(197,240)	$123,152
Common shares issued upon vesting of restricted share units, net of withholding	132,463	—	(13)	—	(13)
Share-based compensation	—	—	643	—	643
Net income (loss)	—	—	—	(7,870)	(7,870)
Balance - June 30, 2022	145,278,165	$1	$321,021	$(205,110)	$115,912

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30, (unaudited)
	2023	2022

Cash flows from operating activities:
Net loss	$(67)	$(16,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,769	3,940
Change in fair value of financial instruments and other	(9,612)	(100)
Gain on investment in unconsolidated entity	(10,700)	—
Convertible debenture accrued interest	1,954	—
Share-based compensation	999	2,022
Loss on foreign currency translation	979	—
Changes in right-of-use assets	976	1,236
Inventory provision	320	1,857
Other	957	(434)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,104)	2,430
Inventories, net	2,878	(2,411)
Prepaid expenses and other current assets	764	3,706
Accounts payable, accrued and other liabilities	183	(2,194)
Operating lease obligations	(1,436)	(896)
License and media rights	(4,000)	—
Income taxes receivable	4,261	3,185
Other operating assets and liabilities, net	(130)	(129)
Net cash used in operating activities	(5,009)	(4,284)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(187)	(333)
Proceeds from sale of assets	36	—
Net cash used in investing activities	(151)	(333)
Cash flows from financing activities:
Other financing activities	(75)	(60)
Net cash used in financing activities	(75)	(60)
Net decrease in cash and cash equivalents	(5,235)	(4,677)
Cash and cash equivalents - beginning of period	66,963	19,494
Cash and cash equivalents - end of period	$61,728	$14,817
Non-cash activities:
Non-cash purchase of intangible asset	(163)	—
Non-cash issuance of note receivable	(156)	—

(3) Non-GAAP Measures - EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

Adjusted EBITDA for the three and six months ended June 30, 2023, and 2022 is as follows:

	Three Months Ended June 30 (Unaudited)		Six Months Ended June 30 (Unaudited)
U.S. $ Thousands	2023	2022	2023	2022

Net income (loss)	$2,844	$(7,870)	$(67)	$(16,496)

Depreciation of property and equipment and amortization of intangibles	3,977	1,862	7,769	3,940

Interest expense	348	1	1,147	20

EBITDA	7,169	(6,077)	8,849	(12,536)

Stock Comp	624	643	999	2,022
Mark-to-market financial instruments	(4,229)	—	(9,612)	(100)
Gain on Investment in DeFloria	(10,700)	—	(10.700)	—
Adjusted EBITDA	$(7,136)	$(5,364)	$(10,464)	$(10,614)

Certain prior year amounts in the table above have been conformed to the current year presentation in accordance with how the Company is defining the EBITDA and Adjusted EBITDA calculation on June 30, 2023